Exhibit 10.1

SECOND AMENDMENT TO

FOURTH AMENDED AND RESTATED CREDIT FACILITY AGREEMENT

THIS SECOND AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT FACILITY AGREEMENT (this “Amendment”) is made as of the 6th day of August, 2013, by and between IEC ELECTRONICS CORP., a corporation formed under the laws of the State of Delaware (“Borrower”) and MANUFACTURERS AND TRADERS TRUST COMPANY (“Lender”).

W I T N E S S E T H:

WHEREAS, the parties hereto are parties to a Fourth Amended and Restated Credit Facility Agreement dated as of January 18, 2013, as amended by the First Amendment to Fourth Amended and Restated Credit Facility Agreement dated as of May 15, 2013 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”);

WHEREAS, Section 12.1 and Section 12.3 of the Credit Agreement require that the Borrower maintain certain financial covenants unless the Lender otherwise consents in writing; and

WHEREAS, Borrower has requested and the Lender has agreed to (i) waive Events of Default arising from non-compliance with the aforementioned covenants for the Fiscal Quarter ending June 28, 2013, (ii) modify the covenant in Section 12.1 for a future Fiscal Quarter, and (iii) make certain additional amendments to the Credit Agreement, all on the terms and conditions herein set forth.

NOW, THEREFORE, for due consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. All capitalized terms used herein and not defined shall have the meaning given such terms in the Credit Agreement.

2. AMENDMENTS. Effective as of the date of this Amendment:

(A) Section 1.1 of the Credit Agreement is hereby amended by (i) amending the definition of “Applicable Margin” to replace the pricing grid set forth therein in its entirety with the pricing grid set forth below, which pricing shall be effective immediately:

Level	Debt to EBITDARS	Revolving Line Facility*	Mortgage Loan Facility	Term Loan B Facility
I	≥ 3.25 to 1	3.50%	3.75%	2.50%
II	≥ 2.75 to 1 and < 3.25 to 1	3.00%	3.25%	2.50%
III	≥ 2.25 to 1 and < 2.75 to 1	2.75%	3.00%	2.50%
IV	≥ 1.75 to 1 and < 2.25 to 1	2.50%	2.75%	2.50%
V	≥ 1.25 to 1 and < 1.75 to 1	2.25%	2.50%	2.50%
VI	< 1.25 to 1	2.00%	2.25%	2.50%

(ii) amending the definition of “Applicable Unused Fee” to (a) replace the “July 1, 2013” date referenced therein with “June 28, 2013” and (b) replace the pricing grid set forth therein in its entirety with the pricing grid set forth below, which pricing shall be effective immediately:

Level	Debt to EBITDARS	Unused Fee
I	≥ 3.25 to 1	0.500%
II	≥ 2.75 to 1 and < 3.25 to 1	0.500%
III	≥ 2.25 to 1 and < 2.75 to 1	0.375%
IV	≥ 1.75 to 1 and < 2.25 to 1	0.250%
V	≥ 1.25 to 1 and < 1.75 to 1	0.250%
VI	< 1.25 to 1	0.250%

and (iii) by amending and restating the following definitions, in their entirety to read as follows:

“Interest Expense” means, for the applicable period, all interest paid, capitalized, or accrued, and amortization of debt discount with respect to all Debt determined after giving effect to the net cash cost or benefit associated with Rate Management Transactions net cash benefit or loss.

“Net Income” means for the applicable period, the net earnings of the Borrower on a consolidated basis, determined in accordance with GAAP on a consistent basis, but excluding:

(a) any gain or loss arising from the sale of capital assets;

(b) any non-cash gain or non-cash loss arising from any write-up or write-down of assets;

(c) net earnings or losses of any Subsidiary of Borrower accrued prior to the date it became a Subsidiary;

(d) net earnings or losses of any Person, substantially all the assets of which have been acquired in any manner by Borrower, realized by such Person prior to the date of such acquisition;

(e) net earnings or losses of any Person in which Borrower has an ownership interest, except any such net earnings which have actually been received by Borrower in the form of cash distributions and except the net earnings or losses of any Guarantor;

(f) any portion of the net earnings of any Subsidiary of Borrower which for any reason is unavailable for payment of dividends to Borrower;

(g) the net earnings or losses of any Person to which any assets of Borrower shall have been sold, transferred or disposed of after the date of such transaction,

(h) the net earnings or losses of any Person into which Borrower shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction;

(i) any gain arising from the acquisition of any securities of Borrower; and

(j) any gain or loss arising from extraordinary items;

plus, beginning with the Fiscal Quarter ending June 28, 2013 and ending with, and including, the Fiscal Quarter ending June 27, 2014, up to $1,100,000 in the aggregate for all such Fiscal Quarters of one-time legal and accounting expenses associated with Borrower’s restatement of earnings in the first half of calendar year 2013.

(B) Section 12.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“12.1 Debt to EBITDARS. Maintain at all times a Debt to EBITDARS Ratio, on a consolidated basis, no greater than the following ratios for the following periods, reported at the end of each Fiscal Quarter:

6/28/2013 through and including 12/27/2013	< 3.50 to 1.00

12/28/2013 through and including 3/28/2014	< 3.00 to 1.00

3/29/2014 and thereafter	< 2.75 to 1.00”

(C) Exhibit A of the Credit Agreement is hereby amended and restated to read in its entirety as Exhibit A attached hereto.

(D) Schedule 8.5 of the Credit Agreement is hereby amended and restated to read in its entirety as Schedule 8.5 attached hereto.

3. WAIVER. Lender hereby waives any Event of Default arising under Section 14.1(b) of the Credit Agreement as a result of Borrower’s non-compliance with Section 12.1 and Section 12.3 of the Credit Agreement for the Fiscal Quarter ending June 28, 2013. Borrower acknowledges and agrees that the foregoing waiver shall not constitute a waiver of any Event of Default arising under (i) any other covenant in the Credit Agreement for any period not specified herein or (ii) any financial covenant in the Credit Agreement for any other period.

4. Representations and Warranties. Borrower hereby makes the following representations and warranties to the Lender as of the date hereof, each of which shall survive the effectiveness of this Amendment and continue in effect as of the date hereof so long as any Obligations remain unpaid:

4.1 Authorization. Borrower has full power and authority to borrow under the Credit Agreement, as amended by this Amendment, and to execute, deliver and perform this Amendment and any documents delivered in connection with it and all other related documents and transactions, all of which have been duly authorized by all proper and necessary corporate action. The execution and delivery of this Amendment by Borrower will not violate the provisions of, or cause a default under, Borrower’s Organizational Documents, any law or any agreement to which Borrower is a party or by which it or its assets are bound.

4.2 Binding Effect. This Amendment has been duly executed and delivered by Borrower, and the Credit Agreement, as amended by this Amendment, is the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except to the extent that enforcement of any such obligations of the Borrower may be limited by bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors generally.

4.3 Consents; Governmental Approvals. No consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required in connection with the valid execution, delivery or performance of this Amendment or any other document executed and delivered by Borrower herewith or in connection with any other transactions contemplated hereby.

4.4 Representations and Warranties. The representations and warranties contained in the Credit Agreement, as amended by this Amendment, are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof, except for those representations that by their terms are made as of a specific date.

4.5 No Events of Default. No Event of Default and no event which, with notice and/or the passage of time, would constitute an Event of Default has occurred or is continuing, except as waived by this Amendment.

4.6 No Material Misstatements. Neither this Amendment nor any document delivered to Lender by Borrower or any Credit Party to induce Lender to enter into this Amendment contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

5. CONDITIONS OF AMENDMENT. The Lender shall have no obligation to execute or deliver this Amendment until each of the following conditions shall have been satisfied:

5.1 Authorization. Borrower shall have taken all appropriate corporate action to authorize, and its directors, if and as required by Borrower’s Organizational Documents, shall have adopted resolutions authorizing the execution, delivery and performance of this Amendment and the taking of all other action contemplated by this Amendment, and Lender shall have been furnished with copies of all such corporate action, certified by an authorized officer of Borrower as being true and correct and in full force and effect without amendment on the date hereof, and such other corporate documents as Lender may request.

5.2 Consents. Borrower shall have delivered to Lender any and all consents, if any, necessary to permit the transactions contemplated by this Amendment.

5.3 Fees. Borrower shall have paid all reasonable fees and disbursements of Lender’s counsel and all recording fees, search fees, charges and taxes in connection with this Amendment and all transactions contemplated hereby or made other arrangements with respect to such payment as are satisfactory to Lender.

5.4 Deliveries. Borrower shall have delivered to Lender, this Amendment and such additional documents, consents, authorizations, insurance certificates, governmental consents and other instruments and agreements as Lender or its counsel may reasonably require and all documents, instruments and other legal matters in connection with the Loan Documents shall be reasonably satisfactory to Lender and its counsel.

5.6 Representations and Warranties. The representations and warranties set forth in this Amendment and in the Loan Documents shall be true, correct and complete on the date hereof, except those representations that by their terms are made as of a specific date.

5.7 No Event of Default. No Event of Default or Default shall have occurred and be continuing on the date hereof, except as waived by this Amendment.

5.8 No Material Misstatements. Neither this Amendment nor any document delivered to Lender by or on behalf of Borrower to induce Lender to enter into this Amendment contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

6. MISCELLANEOUS.

6.1 Reaffirmation of Security Documents. Borrower hereby (a) acknowledges and reaffirms the execution and delivery of the Security Documents, (b) acknowledges, reaffirms and agrees that the security interests granted under the Security Documents continue in full force and effect as security for all indebtedness, obligations and liabilities under the Loan Documents, as may be amended from time to time, and (c) remakes the representations and warranties set forth in the Security Documents as of the date hereof.

6.2 Entire Agreement; Binding Effect. The Credit Agreement, as amended by this Amendment, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Amendment supersedes all prior negotiations and any course of dealing between the parties with respect to the subject matter hereof. This Amendment shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of, and be enforceable by the Lender and its respective successors and assigns. The Credit Agreement, as amended hereby, is in full force and effect and, as so amended, is hereby ratified and reaffirmed in its entirety.

6.3 Severability. If any provision of this Amendment shall be determined by a court to be invalid, such provision shall be deemed modified to conform to the minimum requirements of applicable law.

6.4 Headings. The section headings inserted in this Amendment are provided for convenience of reference only and shall not be used in the construction or interpretation of this Amendment.

6.5 Counterparts. This Amendment may be executed by the parties hereto in separate counterparts (including those delivered by facsimile or other electronic means), each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

[signature page follows]

[Second Amendment to Amended and Restated Credit Facility Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized officers as of the day and year first above written.

MANUFACTURERS AND TRADERS TRUST COMPANY,

By:	/s/ J. Theodore Smith
Name: J. Theodore Smith
Title Vice President

IEC ELECTRONICS CORP.

By:	/s/ Vincent A. Leo
Name: Vincent A. Leo
Title:Chief Financial Officer